Exhibit 23.3

Consent of Micon International Limited

Micon International Limited hereby consents to the inclusion by incorporation by reference in this Registration Statement on Form S-3 of the summary of its technical report on the Tonkin Springs property as disclosed in the annual report on Form 10-KSB for the fiscal year ended December 31, 2006 of US Gold Corporation (the “Company”).  I, on my own behalf and on behalf Micon International Limited, agree to be named as an expert with respect to such report, and further consent to filing of this consent letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission.

MICON INTERNATIONAL LIMITED

By:	/s/ RICHARD GOWANS	Date: June 30, 2007
Richard Gowans, P.Eng.,
Vice President